Exhibit 4.1

EXECUTION VERSION

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE (the “Seventh Supplemental Indenture”) is dated as of June 15, 2012, by and among Zayo Group, LLC, a Delaware limited liability company (the “Company”), Zayo Capital, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the subsidiaries of the Issuers set forth on the signature page hereto, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, Issuers, the Guarantors and the Trustee have heretofore executed and delivered to the Trustee an indenture, dated as of March 12, 2010 (the “Base Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of September 13, 2010 (the “First Supplemental Indenture”), between Zayo Fiber Solutions, LLC and the Trustee, the Second Supplemental Indenture, dated as of September 20, 2010 (the “Second Supplemental Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, the Third Supplemental Indenture, dated as of November 5, 2010 (the “Third Supplemental Indenture”), among American Fiber Systems Holding Corp., American Fiber Systems, Inc. and the Trustee, the Fourth Supplemental Indenture, dated as of December 1, 2011 (the “Fourth Supplemental Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, the Fifth Supplemental Indenture, dated as of December 1, 2011 (the “Fifth Supplemental Indenture”), among the Guarantor Subsidiaries party thereto and the Trustee, the Sixth Supplemental Indenture, dated as of May 1, 2012 (the “Sixth Supplemental Indenture”), among the Issuers, Control Room Technologies, LLC, Arialink Telecom, LLC, Arialink Services, LLC, Lansing Fiber Communications, LLC, Allegan Fiber Communications, LLC and the Trustee (such Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”).

WHEREAS, the Indenture provides for the issuance of an unlimited aggregate principal amount of 10.25% Senior Secured First-Priority Notes due 2017 (the “Notes”);

WHEREAS, the Issuers would like to effect various amendments to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers, each Guarantor party thereto, and the Trustee, as applicable, may amend or supplement the Indenture, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), excluding Notes held by Affiliates of the Issuers;

WHEREAS, pursuant to Section 9.02 of the Indenture, provisions of the Indenture or any Security Document relating to the release of substantially all of the Collateral from the Liens of the Notes may be amended, or waived, with the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding (excluding Notes held by Affiliates of the Issuers);

WHEREAS, the Issuers have been soliciting consents to this Seventh Supplemental Indenture upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 4, 2012 (as amended, the “Offer to Purchase”) and the related letter of transmittal and consent that applies to the Notes;

WHEREAS, pursuant to and in accordance with Section 9.02 of the Indenture, the Issuers have obtained, on or prior to the date hereof, the consent of at least 75% in aggregate principal amount of the Notes then outstanding (excluding Notes held by affiliates of the Issuers) to the amendments to the Indenture and the release of the Collateral as set forth in this Seventh Supplemental Indenture; and

WHEREAS, the entry into this Seventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture and all things necessary to make this Seventh Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Deleted Provisions.

(a) The following Sections of the Indenture, and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “Intentionally Omitted”, and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Section Reference	Description of Provision

Section 4.03	Limitation on Indebtedness

Section 4.04	Limitation on Restricted Payments

Section 4.05	Limitation on Transactions with Affiliates

Section 4.06	Limitation on Liens

Section 4.07	Limitation on Sale of Assets

Section 4.08	Future Subsidiary Note Guarantees

Section 4.09	Purchase of Notes upon a Change of Control

Section 4.10	Limitation on Sale and Leaseback Transactions

Section 4.11	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.12	Designation of Restricted and Unrestricted Subsidiaries

Section 4.13	Business Activities

Section 4.14	Payments for Consent

Section 4.17	Maintenance of Insurance

Section 4.18	Maintenance of Properties

Section 10.01	Intercreditor Agreement

Section 10.02	Relative Rights

Section 11.01	Security Documents

Section 11.02	Collateral Agent and Trustee

Section 11.03	Authorization of Actions to Be Taken

Section 11.04	Release of Collateral

Section 11.05	Filing, Recording and Opinions

Section 11.06	Powers Exercisable by Receiver or Trustee

Section 11.07	Voting

Section 11.08	Blocked Account Agreements

Section 11.09	After-Acquired Property

Section 11.10	Release upon Termination of the Issuer’s Obligations

Section 11.11	Collateral Agent as Third Party Beneficiary

(b) Clauses (3), (5), (6) and (10) of Section 6.01 of the Indenture (Events of Default), and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “Intentionally Omitted”, and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.

(c) Clauses (3), (6), (7) and (8) of Section 5.01(a) of the Indenture and clauses (A), (B) and (C) of each of Section 5.01(b)(2)(a) and Section 5.01(b)(2)(b) of the Indenture, and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “Intentionally Omitted”, and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.

(d) Any definitions used exclusively in the provisions of the Indenture deleted pursuant to paragraphs (a), (b) and (c) of this clause (2) are hereby deleted in their entirety from the Indenture.

(3) Amendments.

(a) Section 4.15 of the Indenture shall also be amended and restated to read entirely as follows:

“The Issuers will (i) furnish to the Trustee and (ii) upon request, furnish to beneficial owners and prospective investors copies of the annual reports and of the information, documents, and other reports required by Section 314 of the Trust Indenture Act, in each case within the time periods specified in the SEC’s rules and regulations.”

(b) Clause (4) of Section 6.01 of the Indenture shall also be amended and restated to read entirely as follows:

“failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with Section 5.01 of this Indenture;”

(c) Clause (8) of Section 6.01 of the Indenture shall also be amended and restated to read entirely as follows:

“there shall have been the entry of decree or order that remains unstayed and in effect for 60 consecutive days by court of competent jurisdiction under any applicable Bankruptcy Code (a) for relief in an involuntary case or proceeding in respect of such Issuer or (b) adjudging the Issuers bankrupt or insolvent or (c) seeking reorganization, arrangement, adjustment or composition under any applicable federal or state law of or in respect of the Issuers or (d) appointing custodian of such Issuer or of substantially all of the assets of such Issuer or ordering the winding up or liquidation of their affairs;”

(d) Clause (9) of Section 6.01 of the Indenture shall be amended and restated to read entirely as follows:

“such Issuer (a) commences a voluntary case or proceeding, under any applicable Bankruptcy Code or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) consents to the entry of a decree or order for debt relief in an involuntary case or proceeding under any applicable Bankruptcy Code or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) files a petition or answer or consent seeking reorganization or debt relief under any Bankruptcy Code or applicable federal or state insolvency law, (d) consents to the filing of such petition for the appointment of, or taking possession by, a custodian of such Issuer or of substantially all of its assets, (e) makes an assignment for the benefit of creditors, (f) admits in writing its inability to pay its debts generally as they become due or (g) takes any corporate action to authorize any such actions in this clause (9); or”

(4) Amendments to Notes. Subject to Section 8 hereof, the Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Seventh Supplemental Indenture.

(5) Confirmation of Indenture. The Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed and, except as specifically amended herein, all other terms and provisions of the Indenture shall remain unchanged and in full force and effect. The Indenture, this Seventh Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument. The execution and delivery of this Seventh Supplemental Indenture complies with the Trust Indenture Act.

(6) Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture.

(7) Further Actions. The Issuers hereby authorize and direct the Trustee, and the Trustee hereby agrees at the sole cost and expense of the Issuers, to promptly take such actions, and execute all such documents to which it is a party, agreements and instruments (in form and substance reasonably satisfactory to the Trustee), as may be necessary or appropriate, including without limitation, under the Security Documents, to effect the amendments to the Indenture and the release of Collateral as set forth in this Seventh Supplemental Indenture.

(8) Effectiveness. The provisions of this Seventh Supplemental Indenture shall be effective immediately upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of Section 2 and Section 3 of this Seventh Supplemental Indenture shall become operative only upon the Issuers’ delivery of an Officer’s Certificate to the Trustee certifying as to the acceptance for purchase by the Issuer of at least 75% in principal amount of the outstanding Notes (excluding any Notes owned by the Issuers or any affiliates of the Issuers) pursuant to the Offer to Purchase.

(9) Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(10) Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(11) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(12) Successors. All agreements of each Issuer in this Seventh Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Seventh Supplemental Indenture shall bind its successors.

(13) Severability. Any provision of this Seventh Supplemental Indenture which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed all as of the day and year first above written.

THE ISSUERS:

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Vice President, Chief Financial Officer

ZAYO CAPITAL, INC.

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Vice President, Chief Financial Officer

Seventh Supplemental Indenture

THE GUARANTORS:

ZAYO COLOCATION INC.

FIBERNET TELECOM, INC.

LOCAL FIBER, LLC

AMERICAN FIBER SYSTEMS HOLDING CORP.

AMERICAN FIBER SYSTEMS, INC.

360NETWORKS HOLDINGS (USA) INC.

360NETWORKS (USA) INC.

360NETWORKS LLC

360NETWORKS ILLINOIS LLC

360NETWORKS IOWA LLC

360NETWORKS KENTUCKY LLC

360NETWORKS LOUISIANA LLC

360NETWORKS MICHIGAN LLC

360NETWORKS MISSISSIPPI LLC

360NETWORKS TENNESSEE LLC

NORTHERN COLORADO TELECOMMUNICATIONS LLC

CONTROL ROOM TECHNOLOGIES, LLC

ARIALINK TELECOM, LLC

ARIALINK SERVICES, LLC

LANSING FIBER COMMUNICATIONS, LLC

ALLEGAN FIBER COMMUNICATIONS, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Chief Financial Officer, Treasurer

Seventh Supplemental Indenture

THE TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

Seventh Supplemental Indenture